FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-177354-05

February [14], 2013

Supplement No. 1
(To Free Writing Prospectus, Dated February 11, 2013)

$1,039,529,000 (Approximate)
UBS-Barclays Commercial Mortgage Trust 2013-C5,
Commercial Mortgage Pass-Through Certificates, Series 2013-C5

UBS-Barclays Commercial Mortgage Trust 2013-C5
Issuing Entity

UBS Commercial Mortgage Securitization Corp.
Depositor

UBS Real Estate Securities Inc.
Barclays Bank PLC
General Electric Capital Corporation
KeyBank National Association
Archetype Mortgage Funding II LLC
Sponsors and Mortgage Loan Sellers

UBS Investment Bank	Barclays

Joint Bookrunning Managers and Co-Lead Managers
KeyBanc Capital Markets	Citigroup Drexel Hamilton	Nomura
Co-Managers

This Supplement No. 1 to Free Writing Prospectus (the “Supplement”) supplements and modifies the Free Writing Prospectus, dated February 11, 2013 (the “Free Writing Prospectus”).  Except as otherwise specified in this Supplement, capitalized terms used but not defined in this Supplement have the meanings given to them in the Free Writing Prospectus.

***

Notwithstanding anything to the contrary contained in the Free Writing Prospectus, certain information is modified as follows:

1. The Initial Certificate Balance or Notional Balance of the following Classes is modified in all places set forth in the Free Writing Prospectus:
Class	Initial Certificate Balance or Notional Balance
Non-Offered Certificates
Class X-B	$96,528,000
Class G	$44,551,824

2. The Anticipated Rating of the following Class is modified in all places set forth in the Free Writing Prospectus as follows:
Class	Anticipated Ratings (Fitch/KBRA/Moody’s)
Class X-B	AA-(sf)/AA-(sf)/Aa3(sf)

3. For all purposes in the Free Writing Prospectus, the Notional Balance of the Class X-B Certificates will equal the Certificate Balance of the Class B Certificates outstanding from time to time (without regard to any exchange of Exchangeable Certificates for Class EC Certificates). Any language to the contrary in the Free Writing Prospectus is hereby superseded.

4. For all purposes in the Free Writing Prospectus, the Pass-Through Rate applicable to the Class X-B Certificates for each Distribution Date subsequent to the initial Distribution Date will equal the strip rate (the “Class X-B Strip Rate”) at which interest accrues from time to time on the component of the Notional Balance of the Class X-B Certificates outstanding immediately prior to the related Distribution Date.  The component will be comprised of the Certificate Balance of the Class B Certificates (without regard to any exchange of Exchangeable Certificates for Class EC Certificates). The Class X-B Strip Rate with respect to the component for any Distribution Date will equal the excess, if any, of (a) the Weighted Average Net Mortgage Pass-Through Rate for such Distribution Date, over (b) the Pass-Through Rate for such Distribution Date for the Class B Certificates. Any language to the contrary in the Free Writing Prospectus is hereby superseded.

5. Annex B to the Free Writing Prospectus is modified as follows:

The Historical Occupancy numbers for the Mortgage Loan identified as the Village of Cross Keys are updated as follows:

2nd Most Recent Occupancy:      81.4% (December 31, 2011)

3rd Most Recent Occupancy:      Not Available

6. Annex H to the Free Writing Prospectus is superseded in its entirety and replaced with the Annex H attached to this Supplement

Except as modified above, the Free Writing Prospectus remains unmodified.

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STATEMENT REGARDING THIS FREE WRITING PROSPECTUS

The depositor has filed a registration statement (including the prospectus) with the Securities and Exchange Commission (SEC File No. 333-177354) for the offering to which this communication relates.  Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the Securities and Exchange Commission for more complete information about the depositor, the issuing entity and this offering.  You may get these documents for free by visiting EDGAR on the Securities and Exchange Commission website at www.sec.gov.  Alternatively, the depositor or UBS Securities LLC, any other underwriter, or any dealer participating in this offering will arrange to send to you the prospectus if you request it by calling toll-free 1-877-713-1030.

The offered certificates referred to in these materials, and the asset poolbacking them, are subject to modification or revision (including the possibility that one or more classes of certificates may be split, combined or eliminated at any time prior to issuance or availability of a final prospectus) and are offered on a “when, as and if issued” basis. You understand that, when you are considering the purchase of the offered certificates, a contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have verified the allocation of certificates to be made to you; any “indications of interest” expressed by you, and any “soft circles” generated by us, will not create binding contractual obligations for you or us.

IMPORTANT NOTICE RELATING TO AUTOMATICALLY GENERATED EMAIL DISCLAIMERS

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation being made that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential, are not applicable to these materials and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

ANNEX H

CLASS A-AB SCHEDULED PRINCIPAL BALANCE SCHEDULE

Distribution Date	Balance
3/10/2013	$110,500,000.00
4/10/2013	$110,500,000.00
5/10/2013	$110,500,000.00
6/10/2013	$110,500,000.00
7/10/2013	$110,500,000.00
8/10/2013	$110,500,000.00
9/10/2013	$110,500,000.00
10/10/2013	$110,500,000.00
11/10/2013	$110,500,000.00
12/10/2013	$110,500,000.00
1/10/2014	$110,500,000.00
2/10/2014	$110,500,000.00
3/10/2014	$110,500,000.00
4/10/2014	$110,500,000.00
5/10/2014	$110,500,000.00
6/10/2014	$110,500,000.00
7/10/2014	$110,500,000.00
8/10/2014	$110,500,000.00
9/10/2014	$110,500,000.00
10/10/2014	$110,500,000.00
11/10/2014	$110,500,000.00
12/10/2014	$110,500,000.00
1/10/2015	$110,500,000.00
2/10/2015	$110,500,000.00
3/10/2015	$110,500,000.00
4/10/2015	$110,500,000.00
5/10/2015	$110,500,000.00
6/10/2015	$110,500,000.00
7/10/2015	$110,500,000.00
8/10/2015	$110,500,000.00
9/10/2015	$110,500,000.00
10/10/2015	$110,500,000.00
11/10/2015	$110,500,000.00
12/10/2015	$110,500,000.00
1/10/2016	$110,500,000.00
2/10/2016	$110,500,000.00
3/10/2016	$110,500,000.00
4/10/2016	$110,500,000.00
5/10/2016	$110,500,000.00
6/10/2016	$110,500,000.00
7/10/2016	$110,500,000.00
8/10/2016	$110,500,000.00
9/10/2016	$110,500,000.00
10/10/2016	$110,500,000.00
11/10/2016	$110,500,000.00
12/10/2016	$110,500,000.00
1/10/2017	$110,500,000.00
2/10/2017	$110,500,000.00
3/10/2017	$110,500,000.00
4/10/2017	$110,500,000.00
5/10/2017	$110,500,000.00
6/10/2017	$110,500,000.00
7/10/2017	$110,500,000.00
8/10/2017	$110,500,000.00
9/10/2017	$110,500,000.00
10/10/2017	$110,500,000.00
11/10/2017	$110,500,000.00
12/10/2017	$110,500,000.00
1/10/2018	$110,500,000.00
2/10/2018	$110,243,468.75
3/10/2018	$108,235,442.13
4/10/2018	$106,554,486.09
5/10/2018	$104,756,215.38
6/10/2018	$103,062,330.96
7/10/2018	$101,251,502.22
8/10/2018	$ 99,544,594.29
9/10/2018	$ 97,831,343.35
10/10/2018	$ 96,001,702.87
11/10/2018	$ 94,275,285.93
12/10/2018	$ 92,432,856.60
1/10/2019	$ 90,693,176.79
2/10/2019	$ 88,947,031.64
3/10/2019	$ 86,867,523.65
4/10/2019	$ 85,107,160.71
5/10/2019	$ 83,231,757.80
6/10/2019	$ 81,457,882.20
7/10/2019	$ 79,569,353.70
8/10/2019	$ 77,781,865.99
9/10/2019	$ 75,987,734.49
10/10/2019	$ 74,079,530.32
11/10/2019	$ 72,271,637.64
12/10/2019	$ 70,350,066.48
1/10/2020	$ 68,528,311.36
2/10/2020	$ 66,699,784.50
3/10/2020	$ 64,651,879.84
4/10/2020	$ 62,808,943.76
5/10/2020	$ 60,853,333.02
6/10/2020	$ 58,996,276.57
7/10/2020	$ 57,026,949.95
8/10/2020	$ 55,155,669.20
9/10/2020	$ 53,277,431.82
10/10/2020	$ 51,287,530.98
11/10/2020	$ 49,394,913.39
12/10/2020	$ 47,391,044.26
1/10/2021	$ 45,483,940.62
2/10/2021	$ 43,569,746.58
3/10/2021	$ 41,337,885.81
4/10/2021	$ 39,408,277.77
5/10/2021	$ 37,368,477.77
6/10/2021	$ 35,424,111.38
7/10/2021	$ 33,369,975.76
8/10/2021	$ 31,410,742.37
9/10/2021	$ 29,444,223.92
10/10/2021	$ 27,368,570.76
11/10/2021	$ 25,387,022.22
12/10/2021	$ 23,296,769.50
1/10/2022	$ 21,300,080.22
2/10/2022	$ 19,295,965.99
3/10/2022	$ 16,982,583.67
4/10/2022	$ 14,962,415.18
5/10/2022	$ 12,834,648.74
6/10/2022	$ 10,799,055.17
7/10/2022	$ 8,656,305.46
8/10/2022	$ 6,605,173.23
9/10/2022	$ 4,546,412.70
10/10/2022	$ 2,381,159.61
11/10/2022	$ 0.00

H-1